EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement File No. 333-59088 on Form S-3 of our report dated April 16, 2001, except for the matters discussed in Note 15 as to which the date is August 23, 2001, included in Interplay Entertainment Corp.'s Form 10-K for the year ended December 31, 2001, and to all other references to our Firm included in this registration statement. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.



/S/ ARTHUR ANDERSEN LLP

Orange County, California
May 3, 2002